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                                                                    EXHIBIT 23.2

                         Independent Auditors' Consent

The Board of Directors
Aetna Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of Aetna Inc. Employee Stock Purchase Plan of our reports dated February 20, 2002, with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and all related financial statement schedules, which reports appear in the December 31, 2001, annual report on Form 10-K of Aetna Inc.


                                                      /s/ KPMG LLP


Hartford, Connecticut
May 7, 2002